Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is made and entered into as of February 10, 2026 (the “Effective Date”), by and between Constellation Brands, Inc., a Delaware corporation (the “Company”), and William A. Newlands (“Consultant”).

Consultant formerly served as the Chief Executive Officer (“CEO”) of the Company. The Company desires to retain Consultant to provide transition services, as described below, and to continue serving as a director on the board of one of the Company’s joint ventures to ensure continuity of leadership and strategic alignment. Consultant desires to perform such services for the Company in an independent contractor capacity on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Consulting Services. The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to provide the services in this Section (the “Services”) during the Consulting Period (as defined below). Consultant agrees to perform the Services diligently and to the best of Consultant’s ability. The parties hereto agree that the level of services to be performed by Consultant during the Consulting Period (as defined below) will not exceed a level equal to 20% of the average level of services performed by Consultant during the 36-month period immediately preceding the Effective Date.

(a) Transition Support. Consultant shall provide strategic advisory services regarding the transition of duties to the incoming CEO, historical institutional knowledge transfer, and assistance with key stakeholder management (including investors and regulatory bodies) as reasonably requested by the Company’s Board of Directors (the “Board”) or the incoming CEO.

(b) Board Representation. Consultant shall continue to serve as a member of the board of managers (the “Joint Venture Board”) of Opus One Winery LLC (the “Joint Venture”), subject to all applicable laws and the Joint Venture’s governing documents. As a condition of such continued service, Consultant agrees to execute and deliver an irrevocable proxy in favor of another Mondavi Director (as defined in the Limited Liability Agreement of the Joint Venture), granting full authority to vote on all matters presented to the Joint Venture Board during the term of this appointment. Consultant shall not exercise any voting rights directly and acknowledges that all votes shall be cast exclusively by the proxy holder.

2. Term and Termination. The term of this Agreement shall commence on May 1, 2026 and continue through December 31, 2026 (the “Consulting Period”), unless earlier terminated as provided herein. This Agreement may be terminated as follows:

(a) For Cause. By the Company immediately upon written notice if Consultant: (i) materially breaches any provision of this Agreement (including the Restrictive Covenants referenced in Section 6); or (ii) engages in conduct that would qualify as a “For Cause Termination” under the Executive Employment Agreement, dated January 26, 2015 between Consultant and the Company (the “Employment Agreement”). Upon termination of this Agreement under this Section 2(a), the Company shall have no further payment obligations to Consultant under this Agreement, except for any unpaid Consulting Fees earned through the date of termination and reimbursement of substantiated expenses.

(b) Death and Disability. If Consultant dies or incurs a Disability prior to the end of the Consulting Period, any unpaid portion of the Consulting Fees (as defined below) shall be paid in a lump sum within 90 days following the date of Consultant’s death or Disability.  If Consultant is then deceased, payment shall be made to the administrator or executor of Consultant’s estate.  “Disability” means a disability as defined under Treasury regulation section 1.409A-3(i)(4)(i)(A) which generally means that Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

3. Consideration.

(a) Consulting Fee. In consideration for the Services and the Restrictive Covenants, the Company shall pay Consultant a total consulting fee of One Million Two Hundred Thousand U.S. Dollars ($1,200,000.00) (the “Consulting Fees”). The Consulting Fees shall be paid as follows: $200,000 at the end of the first month of the Consulting Period and the remaining balance shall be paid in a lump sum within 15 days following the end of the Consulting Period.

(b) Expenses. The Company shall reimburse Consultant for reasonable and necessary out-of-pocket business expenses incurred in connection with the Services, in accordance with the Company’s standard travel and expense policies.

4. Board Service.

(a) Fiduciary Duties. Consultant acknowledges that service on the Joint Venture Board carries ongoing fiduciary duties. Consultant agrees to discharge such duties in good faith and in a manner reasonably believed to be in the best interests of the Joint Venture and the Company.

(b) Removal. Consultant serves on the Joint Venture Board at the pleasure of the Company. The Company may, at any time, remove Consultant without cause from the Joint Venture Board in compliance with the Joint Venture’s governing documents. Such removal shall not constitute a breach of this Agreement by the Company nor reduce the Consulting Fee, provided Consultant remains willing and able to perform the services set forth in Section 1(a) of this Agreement.

(c) Resignation. Consultant agrees to tender his resignation from the Joint Venture Board upon written request from the Company for any reason. Such resignation shall be on the form of resignation provided by the Company and shall not constitute a breach of this Agreement by the Company nor reduce the Consulting Fee, provided Consultant remains willing and able to perform the services set forth in Section 1(a) of this Agreement. Upon termination of this Agreement under Section 2 or expiration of this Agreement, Consultant is automatically and irrevocably deemed to have resigned, effective as of such termination or expiration, from the Joint Venture Board, without any further action, notice, acceptance, or delivery of additional documentation being required.

5. Independent Contractor Status. Consultant is an independent contractor and not an employee of the Company. Nothing in this Agreement is intended to, or shall be deemed or construed to, create any partnership, agency, joint venture, or employment relationship between or among Consultant on the one hand, and the Company or any of its affiliates, or any of their respective officers, directors, partners, principals, owners, members, employees, agents, or representatives (collectively, with the Company, the “Company Parties”), on the other hand. Consultant’s relationship to the Company and the Company Parties shall only be that of an independent contractor and Consultant shall perform all Services pursuant to this Agreement as an independent contractor. The Company and the Company Parties shall not, with respect to Consultant’s Services, exercise or have the power to exercise such level of control over Consultant as would indicate or establish that a relationship of employer and employee exists between Consultant and the Company or the Company Parties. However, Consultant’s services are subject to the approval of the Company and shall be subject to the Company’s general right of supervision to secure the satisfactory performance thereof.

6. Restrictive Covenants.

(a) Incorporation of Prior Covenants. Consultant acknowledges that he remains bound by the continuing obligations of confidentiality, non-competition and non-solicitation set forth in Sections 8 and 10 of the Employment Agreement, which are hereby incorporated by reference.

(b) Whistleblower. Notwithstanding anything to the contrary contained herein, no provision of this Agreement or any other agreement or policy of the Company will be interpreted so as to impede Consultant (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, (iii) seeking or accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or policy of the Company (A) prohibits or restricts Consultant from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation or (B) prevents Consultant from speaking with law enforcement, the state division of human rights, a local commission on human rights, the New York attorney general, or an attorney retained by Consultant. Consultant does not need the prior authorization of the Company to make any such reports or disclosures and Consultant will not be required to notify the Company that such reports or disclosures have been made.

7. No Benefits. Consultant shall not be eligible to receive compensation or benefits other than the Consulting Fees. Consultant will not be eligible to participate in any benefit plans or programs that the Company Parties offers to any employees, including medical/dental/vision insurance, prescription drug insurance coverage, life insurance, disability insurance, accident insurance, paid time off, pension, retirement, social security, savings, unemployment, workers’ compensation, or reimbursements. For the avoidance of doubt, nothing in this Section affects Consultant’s eligibility, if any, for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to Consultant’s prior employment with the Company or Consultant’s rights to any payments or benefits expressly provided under the Employment Agreement, which shall be governed by its terms.

8. Taxes. The Company will issue, or cause to be issued, to Consultant a tax form(s) 1099 which reflects any Consulting Fees paid to Consultant. Notwithstanding the foregoing, neither the Company nor any of the Company Parties make any representation to Consultant concerning the tax consequences of the Consulting Fees. Neither the Company nor any of the Company Parties shall withhold or deduct from the Consulting Fees any amount in respect of taxes, income taxes, employment taxes, or withholdings of any nature on behalf of Consultant. Consultant shall be solely responsible for withholding and paying all foreign, federal, state, and local taxes, including income taxes, business taxes, estimated taxes, self-employment taxes, and any other taxes, fees, additions to tax, interest, or penalties (collectively, all of the foregoing, “Taxes”) which may be assessed, imposed, or incurred as a result of or relating to this Agreement or any amounts received by Consultant from the Company or the Company Parties. In the event the Company or any of the Company Parties are required to make any payments which are Consultant’s obligations under this Agreement, to the Internal Revenue Service or any other taxing authority in respect of any Taxes, Consultant shall, upon receipt of written notice from the Company, remit to the Company an amount equal to such payments, within ten business days from such notice.

9. Insider Trading. Consultant acknowledges that, through the Services, Consultant may possess material non-public information. Consultant agrees to strictly adhere to the Company’s Insider Trading Policy and federal securities laws regarding the purchase or sale of Company securities.

10. Insurance. During the Consulting Period the Company shall extend to Consultant the same Directors & Officers (D&O) liability insurance coverage as is provided to active non-employee directors of the Company.

11. Miscellaneous.

(a) Limits on Authority. Consultant has no right or authority, express or implied, to act on behalf of, assume, or create any obligation or responsibility, or otherwise bind, any of the Company Parties in any way. Consultant shall not make any contrary representation to any third party.

(b) Assignment; Amendment; Waiver. This Agreement may not be assigned or transferred by Consultant. This Agreement may be assigned or transferred by the Company. No amendment or modification of this Agreement shall be valid unless evidenced in a writing executed by the parties hereto. No waiver by any party of a breach of this Agreement shall be binding except if in a writing signed by the party to be bound by the waiver.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of law.

(d) Entire Agreement; Counterparts. This Agreement, together with Sections 8 and 10 of the Employment Agreement, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, and such counterparts together shall constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONSTELLATION BRANDS, INC.

By:	/s/ Paula Erickson
Name:	Paula Erickson
Title:	Executive Vice President and Chief Human Resources Officer

CONSULTANT

/s/ William A. Newlands
William A. Newlands